Exhibit 99.1
AT THE COMPANY
Donald Hildebrand / Jennifer Nelms
(404) 727-0971
FOR IMMEDIATE RELEASE
31 JULY 2007
GEOVAX SIGNS A $7.5 MILLION PRIVATE PLACEMENT AGREEMENT
Investment Supports GeoVax AIDS Vaccine Development
ATLANTA, Ga., 31 July 2007 – GeoVax Labs, Inc. (OTC:BB GOVX), an Atlanta-based biotechnology company developing human AIDS vaccines, today announced that it has entered into a definitive agreement with PURE Capital LLC, a newly formed investment subsidiary of an established private investment firm, for the sale of $7.5 million of GeoVax common stock. Under the terms of the financing, the investment will be made in two closings to occur on August 6 and on November 5. The investor will also receive warrants to purchase additional shares of GeoVax common stock.
Don Hildebrand, GeoVax CEO, President and CEO, stated, “We are exceptionally pleased with the positive response to our progress at GeoVax as reflected by this financing. This major investment by an institutional investor greatly enhances our AIDS vaccine development and human trials program. The $7.5 million funding allows us to push forward into larger scale Phase 2 human clinical trials (AIDS prevention), involving substantially more human participants, and the potential commencement of our therapeutic (AIDS treatment) clinical trials currently under consideration.”
Summary of Private Placement Terms are as follows:
•	First Closing – $3.5 million (22,580,645 shares) scheduled for closing on August 6, 2007.

•	Second Closing – $4.0 million (25,806,452 shares) scheduled for closing on November 5, 2007.

•	At the time of the First Closing, the investor will receive a warrant (First Warrant) to purchase an additional 18,333,333 shares of GeoVax common stock at an exercise price of $0.33 per share and a 3 year exercise period. Provided the investor exercises his right to convert the First Warrant into GeoVax common shares within the 3 year exercise period, an additional $6,050,000 shall be paid to GeoVax.

•	At the time of the Second Closing, the investor will receive a warrant (Second Warrant) to purchase an additional 16,666,667 shares of GeoVax common stock at an exercise price equal to the closing market price on the day immediately preceding the Second Closing. Therefore, additional proceeds to GeoVax arising from the investor’s potential exercise of the Second Warrant can not be determined at this time.

•	GeoVax granted the investor only “piggyback” registration rights as to all the shares subject to the agreement (including shares underlying the warrants). Therefore, all shares to be issued under the agreement will be subject to SEC Rule 144 holding period requirements, resulting in a one year restriction from trading from the date the shares are acquired by the investor. Should GeoVax file a registration statement in an underwritten public offering, the investor may require GeoVax to include their shares in the registration (subject to certain conditions).
“We have selected this particular investment package over other potential opportunities presented to us because of the more favorable terms associated with this transaction, including but not limited to registration requirements beneficial to GeoVax and protection of the integrity of previous investments in the company,” further commented Don Hildebrand.
In addition to the Phase 2 trials being planned for 2008, GeoVax currently has four (4) human trials underway. As recently announced, early positive immune responses from the first two (2) trials allowed the accelerated start of human trials number 3 and 4 in June 2007. These trials began more than a month earlier than originally anticipated. “Success in these trials could lead to a simpler vaccine regime making it easier to vaccinate people,” stated Dr. Harriet Robinson, Ph.D., GeoVax Scientific Advisory Board Chairperson.

****************************************
About GeoVax Labs, Inc. (www.geovax.com)
GeoVax Inc., based in Atlanta, Georgia USA, is a biotechnology company, established to develop, license and commercialize the manufacture and sale of human vaccines for diseases caused by HIV-1 [Human Immunodeficiency Virus] and other infectious agents.
•	GeoVax’s HIV/AIDS vaccines protected 22/23 (96%) non-human primates for over 3 1/2 years post-infection with an AIDS causing virus – 5 of 6 non-vaccinates controls died of AIDS

•	GeoVax’s HIV/AIDS vaccines have been satisfactorily manufactured and tested under GMP/GLP – EMEA (EU) & FDA guidelines

•	GeoVax’s AIDS-DNA vaccine satisfactory completed Phase I human clinical trials

•	GeoVax’s HIV/AIDS vaccines are currently in four ongoing human trials

•	Results from the first two trials indicate positive immune responses reported in the majority of vaccine recipients as well as good vaccine safety profile.

•	Phase 2 Human Trial is planned for early 2008.

•	GeoVax’s HIV/AIDS vaccine technology is protected by 20 issued and filed patent applications
Safe Harbor Statement: All statements in this news release that are not statements of historical fact are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether; GeoVax can develop these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be determined to be safe for use in humans, GeoVax’s vaccines will be effective in preventing AIDS in humans, the vaccines will receive the regulatory approvals necessary to be licensed and marketed, GeoVax can raise the required capital to complete development of its vaccines, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward looking statements involving certain risks and uncertainties including, without limitations, risks detailed in the Companies Securities and Exchange Commission filings and reports.